Exhibit 99.5

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

This letter is being filed by Capital Automotive REIT with its Form 10-K pursuant to Temporary Note 3T to Article 3 of Regulation S-X to set forth certain representations made to Capital Automotive REIT by Arthur Andersen LLP in connection with their audit.

Capital Automotive REIT received a representation letter dated March 25, 2002, from Arthur Andersen indicating that they have audited the consolidated financial statements of Capital Automotive REIT and subsidiaries as of December 31, 2001 and for the year then ended and have issued their report thereon dated January 25, 2002. In the representation letter, Arthur Andersen represented that the audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

/s/ David S. Kay
David S. Kay
Senior Vice President and Chief Financial Officer
(principal financial and accounting officer)